RespireRx Pharmaceuticals Inc.

The financial information presented herein is a summary and should be read in conjunction with RespireRx's financial statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report for the period ending March 31, 2017, as well as other reports RespireRx files with the SEC from time to time.

Financial Market Information

RespireRx trades on the OTC QB under the ticker symbol RSPI. As of May 17, 2017 there were 2,289,045 shares of par value $0.001 common stock, outstanding.

As of March 31, 2017, there were also 1,702,749 options, 688,198 warrants, 30,596 shares of common stock issuable upon conversion of convertible notes payable (inclusive of accrued interest) and 11 shares of common stock issuable upon conversion of Series B convertible preferred stock. This would be a total of 2,421,554 shares of common stock issuable upon exercise or conversion of such instruments. As of March 31, 2017, there were an additional 63,236 shares available for grant pursuant to the 2014 Equity, Equity-Linked and Equity Derivative Incentive Plan and 1,397,201 available pursuant to the 2015 Stock and Stock Option Plan. On June 30, 2017 an additional 285,000 options were granted and the Board of Directors provided discretion to management in respect to the potential issuance of an additional 125,000 options.

There are 65,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized.

As of June 30, 2017, the closing price of the company's common stock on the OTC QB was $2.00 per share.

Balance Sheet Summary Information as of March 31, 2017 (unaudited)

	Amounts rounded to nearest $1,000
Cash & equivalents	$221
Total assets	$411
Accounts payable & accrued expenses	$2,705
Accrued compensation	$2,226
Convertible notes inclusive of interest	$348
Note payable to SY Corporation	$629
Notes payable to officers	$170
Non-permanent equity	$185
Other liabilities	$60
Total liabilities	$6,323
Total equity (negative)	$(5,912)

P & L and Cash Flow Summary for the Quarter & Year Ended March 31, 2017 and December 31, 2016 respectively (2017 unaudited, 2016 derived from audited)

	Y/E 12/31/2016	Qtr Ended 03/31/2017
Net loss ($1,000's)	$(9,230)	$(1,469)
Negative Operating Cash Flow ($1,000's)	($1,329)	$(221)

BACKGROUND

RespireRx is developing a pipeline of new drug products based on our broad patent portfolios for two drug platforms: the cannabinoids, including dronabinol (Δ9-THC), and the ampakines, which allosterically and positively modulate AMPA-type glutamate receptors to promote neuronal function.

We are a leader in the development of drugs for respiratory disorders caused by disruptions of neural signaling, with a focus on sleep apneas, opioid-induced respiratory depression, and other CNS-driven breathing disorders. Additionally, we are developing new drugs and formulations that address the widespread problem of opioid overdose.

RespireRx has an extensive patent portfolio, with intellectual property for composition of matter and use across multiple indications.

INTELLECTUAL PROPERTY

Extensive IP Portfolio
Patent Extensions
Market Exclusivity

MANAGEMENT TEAM

James Manuso, PhD CEO Vice Chairman
Arnold Lippa, PhD, CSO Exec Chairman
Jeff Margolis, CFO, Senior VP Finance
Richard Purcell, Senior VP R&D

OFFICE LOCATION

126 Valley Rd.
Glen Rock, NJ 07452

Market
OTC: RSPI

Contact:
Jeff Margolis
jmargolis@respirerx.com
(917) 834-7206